EXHIBIT 10.1

Shandong Missile Biologic Products Co., Ltd
Shandong Institute of Biologic Products
Group Secondment Agreement
(Summary Translation)

In order to protect the legal interests of Shandong Missile Biologic Products Co., Ltd. (Party A: Employing Unit), Shandong Institute of Biological Products (Party B: Entrusting Unit) and their employees and ascertain the rights and obligations of Party A and B, in reference to the Joint Venture agreement (“Agreement”) and Bylaws of Party A (“Bylaws”), laws and regulations promulgated by the State and Shandong Province Labour contract regulations, Party A&B reached a consensus voluntarily and agreed to enter into this agreement and committed to observe all the clauses in this agreement.

I.
This agreement is to supplement and perfect the Agreement. It’s a supplemental document. It’s an agreement about group secondment which becomes effective after signing. From the day this agreement becomes effective, Party B entrust Party A to carry out human resources management. Party B’s employees work for Party A. But their status in the system remains unchanged. They are still considered employees of Party B in the system.

II.
Except for those approved by Provincial Health Bureau to stay or those retired voluntarily, all other employees will join Party A (except those choose not to). Party A should arrange suitable positions for these employees. Through negotiation, the people in the attached list are seconded from Party B.

III.	The agreement starts from _______, 2002 and ends on _________

IV.	Production, duties and terms

1.
Party B agrees Party A can assign work according to the needs in research, production, operation and other work requirements. The workers should finish the duties assigned in consistency with their roles.

2.	Party A must provide protection gears, required equipment to ensure work safety and hygiene working environment.

V.	Party A’s rights and obligations

a.	Party A’s obligations:

1)	Comply with PRC laws, regulations and policy, respect the employees and provide conducive working environment, protect the legal rights of Party B’s employees

2)
Responsible for training and educating the employees in the areas of law compliance, work ethics, techincal skills, production safety and company policy, protecting the rights of the employees and ensuring their fulfillment of duties

3)	Establish a structured labour union, protect the legal rights of employees

4)
In accordance with the regulations promulgated by the State, province and Tai An city and the Agreement, Party A pays the seconded employees in cash on a monthly basis. Party A pays Party B in full the old age pension, medical insurance, unemployment insurance, housing provident fund, education fund etc every month. Party B will submit to the relevant government departments every month.

a)	Total of the salaries paid by Party A must not be lower than the total amount on payroll as at December, 2001.

b)
Provided that the employee does not violate company regulations during the secondment term and works in the same or similar capacity, his personal income should not be reduced in principle. If the position has been changed, his salary should not be lower than 80% of the original. Retired people should be taken care off as well.

c)	Party A pays Party B various society security fees monthly according to base amount and standard per regulations of the state, province and city

d)	When the enterprise unit adjusts the salary and benefits due to a policy change, Party A adjusts the seconded employees’ salary individually and in total

5)
Party A should comply with the state’s regulations on working hours. If working hours are required to be prolonged to meet production needs, overtime pay should be made and state regulations should not be violated.

Under the following conditions, Party A pay the employees a higher rate:

a)	Overtime working is paid at 150% of the normal rate

b)	Working on a rest day without compensated leave is paid at 200% of the normal rate

c)	Working on a statutory holiday is paid at 300% of the normal rate

6)	Party A bears the relevant costs resulting from work injuries or job related disease

6)	Party A cannot send the employees back to Party B under the following circumstances:

a)	During the secondment period, an employee suffers from job related disease or work injuries. He is diagnosed of losing all or part of working abilities

b)	The employee is in his permitted medical leave after suffering from job related disease or work injuries

c)	Female employees in her maternity leave or breasting period

b. Party A’s rights

1)	Rewards and punishes the employees according to company regulations provided that these regulations don’t violate regulations promulgated by state, provincial and city governments

2)	Reassign positions or assign temporary or special duties (allowed by laws) in consideration of production needs, reasonableness

3)	Party A can send back the employee to Party B under any of the conditions

a)	Seriously violate disciplines or company regulations

b)	Fail to perform or embezzle resulting in major damages to the benefits of Party A

c)	Being sued for compensation or educated in a labor camp because of damages inflicted on Party B

d)	Due to illness or injuries unrelated to job, the employee loses the ability to perform duties assigned by Party A after medical leave

e)	The employee fails to perform satisfactorily even after retraining and reassignment of duties

Under conditions d) or e) above, Party A should notify Party B and the employee in writing.

VI.	Party B’s rights and obligations

a.	Party B’s obligations

1)	Educate the employees to observe laws and protect the interests of Party A

2)	When there is dispute between the employee and Party, work with Party A’s labour union to resolve the dispute

3)	As the employer, participate in the legal process started by the employee against Party A

b.	Party B’s seconded employees’ obligations

1)	Actively participate in various training arranged by Party A including work ethics, technical skills, observe work safety procedures, disciplines and work ethics

2)	Accept and finish production duties assigned by Party A, reach the required standard and improve on technical skills

3)	Observe Party A’s various regulations, obey to Party A’s management

4)	Never leak technical and commercial secrets

5)	Observe rules and regulations as specified in the laws or agreed

6)	Under any of the following conditions, the employee cannot leave his position without approval

a)	Party A paid for a specific training and the employee has not completed his term of employment as agreed

b)	The employee has not completed a project on hand while holding an important position in research or operation

c)	A compensation agreement has not been reached when the employee caused economic damages

c.	Party B (the employees)’s rights

1)	Protect Party B and its employees as allowed by laws

2)	Receive remuneration for work performed under laws

3)	Enjoy resting time and holiday

4)	Enjoy salary adjustment, fringe benefits, social security, safety protection, clean working environment, receipt of technical training

5)	Raise dispute on labour issues

6)
In case the relevant departments confirm that the working environment is unsafe and unclean to the extent that health is jeopardized, the employees can refuse to report duties until the conditions are corrected

7)	Rights granted by laws and regulations

8)	Under one of the following conditions, the employee has the right to ask Party B to arrange his return to Party B with Party A:

a)	Party A uses force or other threatening or freedom restricting measures to keep the employees working

b)	Party A did not pay salary according to what was agreed

c)	The working environment provided by Party A was determined to be health hazardous

d)	Party A infringes on the Party B’s legal rights

Except under the conditions specified in this clause, Party B’s employees need to give 30 days’ notice in writing before leaving Party A

VII.
Both parties agreed that upon the regulations pertaining to the reform of enterprise unit be promulgated by Shandong provincial government, this Agreement will terminate automatically on the day approved by the direct reporting department. Party A and Labor Union or individual will then refer to Section 5, Clause 4 and item 2 for making the arrangement.

VIII.
When Party B undergoes reform, Party A should assist Party B in resolving the issues including reassignment, social security, status changing and compensation and other matters related to the welfare of the employees

IX.
Once signed, this Agreement is legally binding, both parties must observe strictly. The party that breaches the contract must bear the obligations as defined in the contract and compensate the other party for economic losses incurred.

X.
When dispute arises during the execution of the Agreement, Party A and B should negotiate to resolve. When it fails, Shandong provincial health bureau will facilitate the negotiation. When negotiation fails, either party can apply for arbitration within the allowed time limit. The party which disagrees with the arbitration results can file the case with the local court within the allowed time limit.

XI.
Any details not specified in this Agreement should be referred to state, provincial or municipal regulations if applicable. Otherwise, Party A & B should negotiate for supplementary clauses to address them.

XII.	This Agreement has 3 originals and 3 carbon copies

XIII.	Any of the above clause in violation of state laws would be overridden by the relevant laws.

XIV.	This Agreement becomes effective upon signing or chopping by both sides.

Party A

Shandong Missile Biologic Products Co., Ltd.

Legal representative: Du Zu ing

Party B

Shandong Institute of Biologic Products

Legal representative: Pang Guang Li